Exhibit 99.1
Holly Corporation Announces Definitive Agreement to Acquire Sinclair Oil
Corporation’s Tulsa Refinery
Transaction to Create Highest Complexity Refinery in Midcontinent
DALLAS – October 20, 2009 – Holly Corporation (NYSE: HOC) (“Holly”) announced today that it has entered into a definitive agreement with a subsidiary of Sinclair Oil Corporation (“Sinclair”) to purchase Sinclair’s Tulsa refinery.
Under the terms of the agreement, Holly will purchase Sinclair’s 75,000 barrel per day (BPD) refinery located in Tulsa, Oklahoma, including its approximately 2.3 million barrels of storage, for $128.5 million comprised of $54.5 million in cash and $74 million in Holly common stock. Holly will also purchase the refinery’s inventory of approximately 500,000 barrels at the time of closing at market value. Holly plans to integrate this facility with its existing 85,000 BPD Tulsa refinery.
The transaction is subject to customary closing conditions as well as certain regulatory conditions. The transaction has already completed the required Federal Trade Commission review process.
At closing Sinclair and Holly will enter into a long-term agreement under which Holly will provide up to 50,000 BPD of gasoline and diesel fuel to Sinclair to supply Sinclair’s extensive branded and unbranded marketing network throughout the Midwest.
Holly anticipates funding the cash portion of the transaction and the related inventory purchase with cash on hand, utilization of Holly’s existing credit facility, and/or proceeds from a possible private sale of debt securities.
Also today, Holly Energy Partners, L.P.(NYSE: HEP) (“HEP”), a Holly affiliated mid-stream master limited partnership, announced that pursuant to the same definitive agreement, it has agreed to purchase approximately 1.4 million barrels of additional storage at Sinclair’s Tulsa facility, as well as light products, asphalt and propane loading racks and a product delivery pipeline. In conjunction with the HEP transaction, it is anticipated that subsidiaries of Holly and HEP will enter into a long-term contract for HEP to provide Holly with certain storage, loading and delivery services associated with the HEP acquired assets for certain agreed upon fees.
During the last five years Sinclair has invested over $300 million in upgrades and other projects at its Tulsa refinery to meet current EPA low sulfur gasoline standards and to produce 100 percent Ultra Low Sulfur Diesel (“ULSD”). In addition, Sinclair is currently in the process of completing certain required emission reduction projects at the facility. Holly estimates that it will be required to make an additional investment of approximately $16 million for these projects.
Holly intends to utilize existing third party pipelines and, if needed, build new pipelines to link the Sinclair refinery and Holly’s Tulsa refinery, which are approximately two miles apart, to form a single, large, highly-complex integrated facility. The integration will allow Holly to upgrade the gas oil produced at Holly’s existing Tulsa refinery into higher-margin gasoline and diesel by processing the gas oil through the Sinclair refinery’s Fluid Catalytic Cracking unit. Holly will also desulfurize a portion of the diesel produced at its Tulsa refinery by processing it through the existing diesel desulfurizer at the Sinclair facility to produce ULSD. Initially, Holly anticipates that approximately one-half of the diesel produced at the combined facility will be converted to ULSD with the remainder continuing to be sold as high sulfur diesel for railway use. Holly also plans to expend approximately $10 million over the next two years to expand the Sinclair refinery’s diesel desulfurization capacity so that all diesel produced at the integrated complex can be converted into ULSD. In addition, Holly expects to spend approximately $30 million on a related project to add sulfur recovery capacity and to add to the flare gas recovery system at its existing Tulsa refinery.
Matt Clifton, Chairman and CEO of Holly Corporation, said, “This acquisition represents a unique synergistic opportunity to form the highest complexity factor refining facility in the Midcontinent while substantially reducing previously planned capital expenditures at our existing Tulsa refinery. By operating the fully integrated complex at a combined crude oil capacity of approximately 125,000 BPD, rather than its combined name-plated crude capacity of 160,000 BPD, we will save approximately $110 million of previously required regulatory capital costs versus our initial $150 million estimate. We also expect the integrated facility will reduce expected capital expenditures for forthcoming reduced benzene in gasoline requirements from approximately $30 million for the Holly facility alone to approximately $15 million for the integrated complex.”
“This acquisition effectively increases Holly’s overall crude capacity by 40,000 BPD, eliminates a net amount of approximately $125 million of required near term capital expenditures, and dramatically raises the complexity and flexibility of our Tulsa operation, while providing us with the opportunity to increase capacity at the combined Tulsa refinery through relatively modest capital expenditures if future market conditions and economics warrant. The transaction will also preserve Holly’s high-value specialty products production capabilities and allow for the upgrade of low value gas oil currently produced at Holly’s Tulsa facility into higher value transportation fuels without the substantial capital expenditure that would otherwise be required. We also believe that this transaction provides our affiliate, HEP, with another outstanding growth opportunity. The integrated facility, like Holly’s other two refineries in the Southwest and Rocky Mountain markets, will be a tier one competitor in the Midcontinent markets it serves. We are confident that this is an outstanding transaction for Holly stockholders,” Clifton concluded.
Holly has scheduled an audio webcast for today, October 20, 2009, at 10:00 AM Eastern Time to present additional information and management comments regarding this acquisition. Participants may listen to this webcast by using the following web link: http://www.videonewswire.com/event.asp?id=63113.

This link will be available for two weeks for webcast replay.
Holly will also post a series of presentation slides on its website with additional detail regarding this transaction. These slides can be accessed approximately one hour prior to the webcast, and can be accessed at www.hollycorp.com. The slides will be posted on the Investors page, in the Conferences & Presentations section, which can be accessed by selecting “Investors” at the top of the home page.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel and high value specialty lubricants. Holly operates through its subsidiaries a 100,000 barrel per stream day (“BPSD”) refinery located in Artesia, New Mexico, an 85,000 BPSD refinery located in Tulsa, Oklahoma, and a 31,000 BPSD refinery in Woods Cross, Utah. Also, a subsidiary of Holly owns an approximate 41% interest (which includes a 2% general partner interest) in Holly Energy Partners, L.P., which through subsidiaries owns or leases approximately 2,700 miles of petroleum product and crude oil pipelines in Texas, New Mexico, Utah and Oklahoma and tankage and refined product terminals in several Southwest and Rocky Mountain states.
The following is a ‘safe harbor’ statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are ‘forward-looking statements’ within the meaning of the federal securities laws, including, but not limited to, statements identified by the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “will” and “forecast,” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward looking statements include the demand for and supply of crude oil and refined products; the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines; effects of governmental regulations and policies; the effectiveness of our capital investments and marketing strategies; our efficiencies in carrying out construction projects; our ability to complete and integrate the acquisition of the Sinclair refinery; and additional risks contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, contact:
Bruce R. Shaw, Senior Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation/Holly Energy Partners
214-871-3555